Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS COMPLETES SALE OF TMR BUSINESS TO NOVADAQ

FRANKLIN, Mass., February 2, 2011 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device-based technologies, today announced that it had completed the sale of  its Transmyocardial Revascularization (TMR) business to Novadaq Technologies Inc. (TSX: NDQ), a developer of real-time imaging systems for use in the operating room. Novadaq has been the exclusive United States distributor of PLC’s CO2 Heart Laser Systems and related kits for TMR since March 2007.

The sale, which was announced in November 2010, was approved by PLC’s shareholders at a special meeting on January 31, 2011, and closed effective February 1, 2011.

Under the terms of the agreement, Novadaq acquired substantially all of PLC’s assets in the TMR business including manufacturing rights, product inventories, equipment, intellectual property, regulatory approvals, clinical data and all documentation related to TMR, for $1 million U.S. in cash, and the assumption of PLC’s obligations under service contracts valued at approximately $614,000. The proceeds of the sale will be reflected in PLC’s first quarter 2011 results.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We are very pleased to successfully complete the sale of our TMR business to Novadaq as planned. With this critical first step behind us, we are now ready to focus our resources on further developing our RenalGuard System™ operations, including continued efforts to raise additional funding to expand the RenalGuard business. We continue to believe that RenalGuard offers PLC a potentially lucrative future revenue stream, in addition to fulfilling an important unmet medical need, and we look forward to building upon the positive scientific data demonstrated in independent clinical trials.”

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC today focuses on its newest product, RenalGuard, which is approved for sale in the European Union as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may be unable to raise capital necessary to continue our operations, we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

#  #  #